EXHIBIT 99.1

Xenith Bankshares, Inc. Reports 2013 Financial Results Reflecting Loan, Deposit, Total Asset Growth

RICHMOND, Va., Feb. 19, 2014 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the year and quarter ended December 31, 2013.

For the year ended December 31, 2013, net income was $2.0 million, or $0.18 per common share, compared to $7.4 million, or $0.70 per common share, for the year ended December 31, 2012. Net income in 2013 reflected income tax expense, while net income in 2012 included a $5.0 million, or $0.47 per common share, tax benefit due to the reversal of the valuation allowance on the company's net deferred tax asset.

The company reported fourth quarter 2013 net income of $268,000, or $0.02 per common share, compared to fourth quarter 2012 net income of $332,000, or $0.03 per common share.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "We continued our path of prudent and steady growth, with a sharp focus on positioning the bank for an improving macroeconomic environment. This past year presented challenging and evolving economic conditions. In spite of these market conditions, we continued to grow, build commercial banking market share and expand client relationships. We further strengthened our balance sheet and our technology and operations infrastructure enabling the company to move forward with confidence, pursue organic growth in our target markets, and seek pragmatic strategic opportunities."

2013 Highlights

  For the year ended 2013, income before income tax expense was $3.1 million, an increase of 8.6%, compared to income before income tax expense of $2.8 million in 2012.
  Loans held for investment, net of allowance for loan losses, at December 31, 2013 increased 40.7% to $533.1 million compared to $379.0 million at December 31, 2012, primarily reflecting 20.8% growth in commercial and industrial ("C&I") lending, 14.5% growth in commercial real estate ("CRE") lending, and the addition of approximately $94.0 million in variable-rate, federally guaranteed student loans during 2013. Excluding guaranteed student loans, loans held for investment at December 31, 2013 increased $60.3 million, or nearly 16%, compared to year-end 2012.
  Average interest-earning assets in 2013 were $570.1 million, up from $493.0 million in 2012.
  Total assets at December 31, 2013 increased to $679.9 million, an increase of 20.7%, compared to $563.2 million at December 31, 2012, primarily reflecting loan growth, a modestly expanded portfolio of securities available for sale, bank owned life insurance, and cash and cash equivalents.
  Measures of asset quality reflected continuing strength and year-over-year improvement. At December 31, 2013, the ratio of nonperforming assets to total assets was 0.59% compared to 0.95% a year earlier, the ratio of nonperforming assets to loans held for investment was 0.75%, down from 1.39% a year earlier, and the ratio of allowance for loan and lease losses to nonaccrual loans was 139% compared to 96% at year-end 2012.
  Capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks at December 31, 2013, with a Tier 1 leverage ratio of 10.5%, a Tier 1 risk-based capital ratio of 13.4%, and a total risk-based capital ratio of 14.4%.
  Reflecting shareholder value growth, tangible book value1 at December 31, 2013 was $6.10 per common share, compared to $6.02 at December 31, 2012.

Operating Results

Income Statement

Total interest income for the year ended December 31, 2013 was $25.6 million, compared to $26.0 million for the year ended December 31, 2012. Interest income reflected stable interest and fees on loans, and a slight decrease in interest from securities. Relatively flat interest income for 2013 compared to 2012 reflects lower accretion of fair value adjustments on acquired loans and a decline in asset yields, partially offset by loan growth particularly in the second half of 2013. Average interest-earning assets increased 15.6% at year-end 2013 from year-end 2012.

Total interest expense for the year ended December 31, 2013 was $3.5 million compared to $3.9 million for the year ended December 31, 2012, primarily reflecting lower interest expense on the Bank's core deposits.

Net interest income after provision for loan and lease losses was $20.7 million in 2013, compared to $20.2 million in 2012. Net interest income increased moderately and the provision for loan and lease losses decreased $333,000 to $1.5 million in 2013 from $1.8 million in 2012, primarily due to improved asset quality.  Net interest margin in 2013 was 3.89%, a decline from 4.47% in 2012. Net interest margin in 2013 was impacted by lower accretion on acquired loans and lower asset yields, partially offset by lower deposit costs.

"While 2013 reflected the pressure on margins that affected most banks, our margin remained in our targeted range," noted Layfield. "Our guaranteed student loans generate lower yields than our commercial loans, but they offer a way to deploy our capital to generate returns that we believe are superior to investment securities in the current interest rate environment, without the level of price risk that can come with fixed rate securities." Layfield added that the 2013 net interest margin also reflected unusually high cash balances late in the year related to client deposit activity.

Total noninterest income for the year ended December 31, 2013 was $1.7 million, compared to $743,000 for the year ended December 31, 2012.  The increase reflected growth in service charges on deposit accounts, increased fees from treasury management services, fees associated with customer interest rate swaps, and included a $361,000 gain on the sale of collateral on an acquired impaired loan.

Noninterest expense for the year ended 2013 was $19.3 million, compared to $18.1 million for the year ended 2012. "The increase in expenses was primarily for compensation and benefits, in part reflecting the hiring of experienced relationship managers and proven producers in the Greater Washington, D.C. and Richmond markets to drive organic loan and deposit growth," Layfield explained.

The company had income tax expense of $1.1 million in 2013, while in 2012 the company had an income tax benefit of $5.0 million due to the reversal of the valuation allowance on the company's net deferred tax asset.  For purposes of comparison, income before income tax for the year ended December 31, 2013 and 2012 was $3.1 million and $2.8 million, respectively.

Net interest income in the fourth quarter ended December 31, 2013 was $5.6 million, unchanged from the fourth quarter of 2012. The impact of higher average loan balances and lower cost of deposits was offset by lower accretion and lower yields on loans. The provision for loan and lease losses in the fourth quarter of 2013 was $573,000 compared to $436,000 in the fourth quarter of 2012, reflecting growth in gross loans held for investment of $101.0 million in the fourth quarter 2013 compared to $42.7 million in the fourth quarter 2012. Fourth quarter 2013 growth includes the addition of $73.1 million of guaranteed student loans.  Noninterest expenses in the fourth quarter of 2013 were $4.9 million compared to $4.6 million in the same period of 2012.  Income tax expense in the 2013 period was $140,000 compared to $380,000 in the fourth quarter of 2012, which included the effect of nondeductible expenses related to incentive stock options.

Balance Sheet

Loans held for investment increased to $533.1 million at December 31, 2013, compared to $379.0 million at December 31, 2012. Growth in loans held for investment in the second half of 2013 was $139.5 million, which includes $94.0 million of guaranteed student loans.

Loans held for investment at December 31, 2013 included $246.3 million in C&I loans (46% of the loan portfolio), CRE loans of $172.7 million (32% of the portfolio), and guaranteed student loans of $94.0 million (17% of the portfolio). Management noted the portfolio of student loans is substantially U.S. government guaranteed, 20% risk-weighted for capital purposes, and re-priced every 90 days based on changes in 90-day U.S. Treasury and Libor rates.

"We were encouraged by the steady growth and ongoing diversification of our loan portfolio, and particularly the continued strength of our C&I business. We believe we have the personnel, technology and infrastructure to support considerable growth in C&I lending, as well as in other lending categories.  Our loan portfolio at the end of 2013 reflected an increased diversification of borrowers, as we saw an acceleration of loan growth in the second half of 2013, a sign that the economy may have improved modestly. We believe our student loan portfolio carries a very attractive risk profile, while taking very little interest rate risk," Layfield noted.

Loans held for sale, which primarily reflect the company's participation in a mortgage warehouse lending program, declined to $3.4 million at December 31, 2013, compared to $80.9 million at December 31, 2012, as nationwide mortgage activity slowed substantially in 2013. Layfield commented that the company has used existing liquidity from the reduction in mortgage warehouse loans to build its portfolio of guaranteed student loans.

Total assets were $679.9 million at December 31, 2013, compared to $563.2 million at December 31, 2012, primarily reflecting loan growth, higher cash balances, and higher levels of investment securities.

A continuing focus on attracting deposits as part of an overall client relationship contributed to a 25.6% growth in total deposits to $569.2 million at December 31, 2013 compared to $453.2 million at December 31, 2012.  Noninterest-bearing demand accounts and lower interest rate money market accounts fueled a significant portion of the growth, providing additional core deposit funding to support the company's lending activities.

Asset and Credit Quality

Balance sheet quality and asset quality ratios continued to improve throughout the year. At December 31, 2013, the ratio of nonperforming assets to total assets was 0.59%, compared to 0.95% a year earlier, the ratio of nonperforming assets to loans held for investment was 0.75%, compared to 1.39% a year earlier, and the ratio of allowance for loan and lease losses to nonaccrual loans was 139%, compared to 96% a year earlier.

The company's ratio of allowance for loan and lease losses to total loans held for investment was 0.99% at December 31, 2013 compared to 1.27% at December 31, 2012. Management noted the decline in the ratio of allowance for loan and lease losses to loans held for investment primarily reflected the addition of $94.0 million of guaranteed student loans in 2013, which are approximately 98% guaranteed as to principal and interest. The company provides allowance for the guaranteed student loans based on historical loss estimates, which are only applied to the non-guaranteed portion of the balances.  Net charge-offs as a percentage of average loans held for investment were 0.22% for the year ended December 31, 2013.

Capital and Shareholder Value Measures

Capital ratios remained well above published regulatory standards for "well-capitalized" banks, with a Tier 1 leverage ratio of 10.5%, a Tier 1 risk-based capital ratio of 13.4%, and a total risk-based capital ratio of 14.4% at December 31, 2013.

As part of the company's share repurchase program, which started in the third quarter of 2013, the company repurchased 50,430 shares at an average price of $5.88 per share during 2013.

Total shareholders' equity was $87.7 million at December 31, 2013, compared to $87.5 million at December 31, 2012.  Increases in longer term interest rates had a negative impact on the market value of the company's available-for-sale securities portfolio, thus reducing shareholders' equity and partially offsetting the effect of earnings.  Tangible book value1 at December 31, 2013 was $6.10 per share, compared to $6.02 at December 31, 2012.  For the year ended December 31, 2013, return on average assets was 0.33% compared to 1.42% in 2012, and return on average common equity was 2.49% compared to 9.89% for the year ended December 31, 2012.

Market Overview and Outlook

Layfield concluded: "We continue to take a long-term perspective in building a premier business banking franchise, with diversity in clients, products and services, in what we believe are attractive markets. We have developed the infrastructure that will allow for considerable operating leverage to support growth, and have built a first-class team to keep moving us forward. Building long-term shareholder value is a critical part of our philosophy, and a key reason why we have been careful and thoughtful in our growth initiatives. Our goal is to make steady progress and ensure we hold onto our gains."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank.  Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients.  As of December 31, 2013, the company had total assets of $679.9 million and total deposits of $569.2 million.  Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas.  The company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond, and Suffolk, Virginia.  Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2012. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND DECEMBER 31, 2012

(in thousands, except share data)	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents
Cash and due from banks	$ 24,944	$ 9,457
Federal funds sold	5,749	2,906
Total cash and cash equivalents	30,693	12,363
Securities available for sale, at fair value	69,185	57,551
Loans held for sale	3,363	80,867
Loans held for investment, net of allowance for loan and lease losses, 2013 - $5,305; 2012 - $4,875	533,137	379,006
Premises and equipment, net	5,069	5,397
Other real estate owned	199	276
Goodwill and other intangible assets, net	15,624	15,989
Accrued interest receivable	2,403	1,606
Deferred tax asset	4,345	4,094
Bank owned life insurance	9,690	--
Other assets	6,188	6,057
Total assets	$ 679,896	$ 563,206
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 359,455	$ 317,526
Savings	4,785	4,069
Time	204,958	131,636
Total deposits	569,198	453,231
Accrued interest payable	215	232
Borrowings	20,000	20,000
Other liabilities	2,797	2,196
Total liabilities	592,210	475,659
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of December 31, 2013 and 2012; 8,381 shares issued and outstanding as of December 31, 2013 and 2012	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2013 and 2012; 10,437,630 shares issued and outstanding as of December 31, 2013 and 10,488,060 shares issued and outstanding as of December 31, 2012	10,438	10,488
Additional paid-in capital	71,797	71,414
Accumulated deficit	(1,758)	(3,660)
Accumulated other comprehensive (loss) income, net of tax	(1,172)	924
Total shareholders' equity	87,686	87,547
Total liabilities and shareholders' equity	$ 679,896	$ 563,206

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(in thousands, except per share data)	December 31, 2013	December 31, 2012
Interest income
Interest and fees on loans	$ 24,074	$ 24,254
Interest on securities	1,249	1,437
Interest on federal funds sold and deposits in other banks	310	285
Total interest income	25,633	25,976
Interest expense
Interest on deposits	2,148	2,656
Interest on time certificates of $100,000 and over	964	919
Interest on federal funds purchased and borrowed funds	374	372
Total interest expense	3,486	3,947
Net interest income	22,147	22,029
Provision for loan and lease losses	1,486	1,819
Net interest income after provision for loan and lease losses	20,661	20,210
Noninterest income
Service charges on deposit accounts	442	304
Net gain (loss) on sale and write-down of other real estate owned and other collateral	324	(11)
Gain on sales of securities	291	220
Increase in cash surrender value of bank owned life insurance	190	--
Other	449	230
Total noninterest income	1,696	743
Noninterest expense
Compensation and benefits	11,317	10,579
Occupancy	1,499	1,439
FDIC insurance	409	326
Bank franchise taxes	788	615
Technology	1,611	1,580
Communications	258	272
Insurance	297	295
Professional fees	1,083	1,187
Other real estate owned	39	16
Amortization of intangible assets	365	365
Guaranteed student loan servicing	138	--
Other	1,502	1,470
Total noninterest expense	19,306	18,144
Income before income tax	3,051	2,809
Income tax expense (benefit)	1,065	(4,570)
Net income	1,986	7,379
Preferred stock dividend	(84)	(89)
Net income available to common shareholders	$ 1,902	$ 7,290
Earnings per common share (basic and diluted):	$ 0.18	$ 0.70

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012	2013	2012
Net interest margin (1)	3.50%	4.38%	3.90%	3.83%	4.18%	3.89%	4.47%
Return on average assets (2)	0.16%	0.50%	0.39%	0.29%	0.24%	0.33%	1.42%
Return on average common equity (3)	1.34%	3.78%	2.77%	2.10%	1.68%	2.49%	9.89%
Efficiency ratio (4)	83%	74%	85%	82%	80%	81%	80%
Net income	$ 268	748	552	418	332	1,986	7,379
Earnings per common share (basic and diluted)	$ 0.02	0.07	0.05	0.04	0.03	0.18	0.70
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4) Efficiency ratio is non-interest expenses divided by the sum of net interest income and non-interest income.

ASSET QUALITY RATIOS	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Net charge-offs as a percentage of average loans held for investment	0.22%	0.15%	0.11%	0.04%	0.35%
Allowance for loan and lease losses (ALLL) as a percentage of total loans held for investment (1)	0.99%	1.17%	1.23%	1.35%	1.27%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment (2)	1.80%	2.34%	2.96%	3.31%	3.32%
ALLL to nonaccrual loans (1)	138.78%	126.59%	100.08%	104.35%	96.16%
Nonperforming assets as a percentage of total loans held for investment	0.75%	1.02%	1.29%	1.37%	1.39%
Nonperforming assets as a percentage of total assets	0.59%	0.73%	0.89%	0.89%	0.95%
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans held for investment divided by the sum of total loans held for investment and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Tier 1 leverage ratio	10.52%	12.01%	12.39%	12.23%	12.90%
Tier 1 risk-based capital ratio	13.35%	13.82%	13.69%	14.60%	15.39%
Total risk-based capital ratio	14.42%	14.89%	14.71%	15.75%	16.52%
Book value per common share (1)	$ 7.60	7.58	7.51	7.57	7.55
Tangible book value per common share (2)	$ 6.10	6.07	6.00	6.05	6.02
______________________________
(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012	2013	2012
Total assets	$ 685,687	597,476	570,991	577,050	558,133	608,070	519,330
Loans held for sale	$ 6,631	50,179	62,396	66,434	72,676	46,257	49,579
Loans held for investment, net of allowance for loan and lease losses	$ 478,985	402,703	372,746	369,688	351,335	406,321	332,507
Total deposits	$ 574,171	485,511	460,288	466,018	447,829	496,763	413,808
Shareholders' equity	$ 88,322	87,598	88,153	87,907	87,623	87,995	83,010
______________________________
(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Total assets	$ 679,896	606,260	578,931	579,853	563,206
Loans held for sale	$ 3,363	34,247	61,861	68,905	80,867
Loans held for investment, net of allowance for loan and lease losses	$ 533,137	432,269	393,591	372,052	379,006
Total deposits	$ 569,198	495,821	464,676	468,798	453,231
Shareholders' equity	$ 87,686	87,700	87,138	87,772	87,547

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
ALLL + Discount / Gross Loans	2013	2013	2013	2013	2012
Allowance for loan and lease losses	$ 5,305	5,129	4,882	5,099	4,875
Add: Discounts (fair value adjustments) on acquired loans	$ 4,442	5,237	7,134	7,631	8,133
Total ALLL + discounts on acquired loans	$ 9,747	10,366	12,016	12,730	13,008
Gross loans held for investment + discounts (fair value adjustments) on acquired loans	$ 542,884	442,635	405,607	384,782	392,014
ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment	1.80%	2.34%	2.96%	3.31%	3.32%

Tangible book value per common share
Total shareholders' equity	$ 87,686	87,700	87,138	87,772	87,547
Deduct: Preferred stock	$ 8,381	8,381	8,381	8,381	8,381
Common shareholders' equity	$ 79,305	79,319	78,757	79,391	79,166
Deduct: Goodwill and other intangible assets	$ 15,625	15,716	15,807	15,898	15,989
Tangible common shareholders' equity	$ 63,680	63,603	62,950	63,493	63,177
Common shares outstanding	10,438	10,471	10,488	10,488	10,488
Tangible book value per common share	$ 6.10	6.07	6.00	6.05	6.02
______________________________
Allowance for loan and lease losses (ALLL) plus discounts on acquired loans as a percentage of total loans held for investment and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL plus discounts on acquired loans held for investment is meaningful because it is one of the measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer, and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com